Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Charles Krebs	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 26133 U.S. Hwy 19 North, Suite 300, Clearwater, Florida 33763	CFO Ph # (402) 658-0809	Web site: www.nicholasfinancial.com

Nicholas Financial, Inc. Receives Nasdaq Notification of Noncompliance with Listing Rule 5250( c )(1)

August 27, 2024 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) (the "Company") announced today that on August 21, 2024, the Company received a letter (the “Non-Compliance Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Nasdaq Listing Rule”) as a result of its failure to have timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the “June 2024 10-Q”) with the Securities and Exchange Commission (“SEC”).

The Non-Compliance Letter provides that, under Nasdaq rules, the Company now has 60 calendar days, or until October 21, 2024 to submit to Nasdaq a plan to regain compliance in accordance with Nasdaq’s listing requirements. If the Company’s plan is accepted, Nasdaq may grant the Company up to 180 days, or until February 18, 2025, for the Company to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel under Nasdaq Listing Rule 5815(a). The Non-Compliance Letter has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Select Market.

The delayed filing of the Company’s Form 10-Q for the quarter ending June 30, 2024 was a result of additional time being required to compile and review information and disclosures in connection with the completion of its acquisition of a majority interest in Amplex Electric, Inc, (“Amplex”) which was completed on June 15, 2024.

The Company diligently worked to review and finalize the June 2024 10-Q and successfully filed on August 26, 2024 well within the 60 calendar days referenced above.. On August [DATE], 2024, Nasdaq informed the Company that it is now in compliance with Nasdaq Listing Rule 5250(c).

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Nicholas Financial, Inc. (NASDAQ:NICK) was previously a specialized consumer finance company. After The Company announced the restructuring of its operations in November 2023, the company now operates as a holding company which owns a controlling interest in a broadband company and which seeks to pursue additional controlling interests in other companies and sectors yet to be determined. The company also plans to invest excess capital in other publicly traded securities. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

This press release contains “forward-looking” statements, including with respect to the Company’s anticipated filing of the June 2024 10-Q. No assurance can be given that the June 2024 10-Q will be filed within 60 days, or that Nasdaq will continue to list the Company’s common stock. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the fiscal year ended March 31, 2024, and our other reports and filings with SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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